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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE


                                  CONTACT INFORMATION
Investor Relations                     Media Relations
Muriel Lange                           Nyssa Tussing
Director of Investor Relations         Vice President, Corporate Communications
215-315-3367                           215-315-3710
Mlange@verticalnet.com                 Ntussing@verticalnet.com


  VERTICALNET ANNOUNCES NEW MICROSOFT AGREEMENT TO SUPPORT SUPPLIER ENABLEMENT
               PRODUCT EXPANSION; ADOPTION OF MICROSOFT PLATFORM


         NEW AGREEMENT CREATES MULTIPLE PUBLIC AND PRIVATE MARKETPLACES
           THROUGH COMBINATION OF VERTICALNET'S RICH BASE OF SUPPLIER
                         NETWORKS AND MICROSOFT PLATFORM

HORSHAM, Pa. - April 26, 2001 - VerticalNet, Inc. (Nasdaq: VERT) today announced an agreement with Microsoft Corp. (Nasdaq: MSFT) that will direct significant resources towards the development, marketing and support of an enhanced set of VerticalNet's hosted supplier enablement product offerings for medium and small businesses. VerticalNet will combine its rich supplier network base with the Microsoft platform, and Microsoft bCentral small business hosted applications, to deliver on its plan to become the leader in the creation of private marketplaces that connect large buyers to networks of enabled suppliers. The agreement replaces the existing co-marketing agreement, launched in April 2000, and VerticalNet believes it will accelerate the development and distribution of VerticalNet's new generation of robust supplier enablement customer solutions, and allow for a deeper alignment with VerticalNet's supplier enablement vision.

"I am delighted that our relationship with Microsoft continues to evolve and excited at our newly enhanced ability to utilize Microsoft's incredible resources in support of VerticalNet's vision of becoming more of a software product-based company," said Mike Hagan, President and CEO of VerticalNet. "This agreement gives us the flexibility to focus more tightly on areas where we're strongest and where we have the most positive upside growth potential -- namely, our plan to leverage our twenty-thousand-plus supplier network base to become the leader in providing supplier enablement solutions. Our relationship with Microsoft is enhanced with this new agreement because it helps speed our efforts in evolving our product offerings to provide the most powerful set of hosted supplier enablement tools on the market, while still continuing to take advantage of Microsoft's software and marketing strength in a way that strategically positions both companies to capitalize on this largely untapped opportunity."

"We are pleased that our relationship with VerticalNet continues to deliver significant value," said Jeff Raikes, Microsoft Group Vice President, Productivity and Business Services. "VerticalNet's impressive base of supplier relationships continues to lead the industry. We look forward to assisting its efforts to develop products that enhance those relationships, while spreading the adoption of the Microsoft .NET platform in its supplier base."


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"And, in keeping with our financial goals, this new agreement enables
VerticalNet to reduce expenses inherent in the original agreement while maintaining a high level of visability for future revenue from Microsoft," continued Hagan.

This new agreement coincides with the strategic roadmap laid out today by VerticalNet for becoming a leader in the creation of private marketplaces that connect large buyers to networks of enabled suppliers. VerticalNet is leveraging its heritage and core technology assets to capitalize on enterprises' needs for supplier enablement, a market that has been largely ignored by buy-side and e-marketplace vendors. Unlike other B2B e-commerce software providers who primarily focus on buyers' needs, VerticalNet has proven expertise in providing value to commerce-enabled suppliers. VerticalNet's solutions provide content management software, infrastructure, and growth opportunities that are expected to substantially increase the value suppliers gain by participating in enabled supplier networks.

ABOUT VERTICALNET, INC.

VerticalNet, Inc. (Nasdaq: VERT) is the Internet's leading e-business enabler. It provides suppliers and buyers with robust software solutions and Web-based commerce services. Through its creation of private marketplaces that connect large buyers to networks of enabled suppliers, and its development of e-commerce tools for small and medium-sized suppliers, the Company provides businesses with an integrated e-commerce platform to effectively drive their improved performance. Founded in 1995, VerticalNet, Inc. is an innovator in business-to-business solutions. For more information about VerticalNet, Inc., please visit www.verticalnet.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements relating to: (i) VerticalNet's strategy and business model; (ii) the anticipated benefits and results of the new agreement between VerticalNet and Microsoft; (iii) Microsoft and VerticalNet's future performance under their new agreement; (iv) VerticalNet's plan to become the leader in the creation of private marketplaces that connect large buyers to networks of enabled suppliers; (v) VerticalNet's belief that the new agreement will accelerate the development and distribution of VerticalNet's supplier enablement solutions and allow for a deeper alignment with VerticalNet's supplier enablement vision; (vi) VerticalNet's ability to utilize Microsoft's resources in support of VerticalNet's vision of becoming more of a software product-based company; (vii) VerticalNet's growth potential through its plan to leverage its supplier network base to become the leader in providing supplier enablement solutions; (viii) VerticalNet's goals of providing the most powerful set of hosted supplier enablement tools on the market and continuing to take advantage of Microsoft's software and marketing strength;
(ix) VerticalNet's ability to meet its revenue and expense-related goals through the new agreement; (x) VerticalNet's expectation that its solutions will increase the value suppliers gain by participating in enabled supplier networks; and (xi) statements that are preceded by, followed by or include the words "will," "believes," "plans," "intends," "expects," "anticipates," or similar expressions. For such statements, VerticalNet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, among other things, general economic and market conditions, the slowing spending environment for advertising and IT sales, volatility in VerticalNet's stock price, VerticalNet's limited operating history, the early stage of the Web as an advertising and commerce medium, dependence on VerticalNet's relationships with Microsoft, Converge and other strategic and joint venture partners, foreign government regulations, including regulations relating to the Internet, rapid technological and market changes, and VerticalNet's dependence on advertising revenues and on third parties for technology, content and distribution, as well as those factors set forth in VerticalNet's Annual Report on Form 10-K for the period ended December 31, 2000, which has been filed with the SEC. VerticalNet is making these statements as of April 26, 2001 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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VerticalNet is a registered trademark and/or trademark of Vert Tech LLC in the
United States and/or other countries.

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